                                  EXHIBIT 11



                               ADAC LABORATORIES
                      COMPUTATION OF NET INCOME PER SHARE
                     (IN THOUSANDS EXCEPT PER SHARE DATA)
                                  (UNAUDITED)




                                    Three Months Ended
                                    ------------------

                                January 1,          January 2,
                                  1995                1994
                                  ----                ----
Average shares outstanding         16,081              15,600

Net effect of dilutive stock
   options and warrants               614               1,192
                                   ------              ------

Average common and common
 equivalent shares
 outstanding                       16,695              16,792
                                   ======              ======

Net income                        $ 2,430             $ 5,312
                                  =======             =======

Net income per share              $  0.15             $  0.32
                                  =======             =======

Primary and fully diluted income per share differs by less than three percent in all periods.

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